Exhibit 4.2

FORM OF GLOBAL NOTE (2048 NOTE)

THIS SECURITY IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IF (1) THE DEPOSITARY IS UNWILLING OR UNABLE TO CONTINUE AS DEPOSITARY OR (2) THE ISSUER IN ITS SOLE DISCRETION DETERMINES NOT TO HAVE THE SECURITIES REPRESENTED BY A GLOBAL SECURITY.  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is required by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL because the registered owner hereof, Cede & Co., has an interest herein.

$350,000,000

No. 1	CUSIP No. 224399 AT2

CRANE CO.

4.200% Senior Note due 2048

Crane Co., a Delaware corporation (the “Issuer”), for value received, hereby promises to pay to Cede & Co. or registered assigns, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York, the principal sum of $350,000,000 (Three Hundred Fifty Million Dollars) on March 15, 2048, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semiannually on March 15 and September 15 of each year, commencing September 15, 2018, on said principal sum at said office or agency, in like coin or currency, at the rate per annum specified in the title of this Note, from March 15 or September 15, as the case may be, next preceding the date of this Note to which interest has been paid, unless the date hereof is a date to which interest has been paid, in which case from the date of this Note, or unless no interest has been paid on this Note, in which case from February 5, 2018, until payment of said principal sum has been made or duly provided for; provided, that payment of interest may be made at the option of the Issuer by check mailed to the address of the person entitled thereto as such address shall appear on the Security register.  Notwithstanding the foregoing, if the date hereof is after the first day of June or December, as the case may be, and before the following March 15 or September 15, this Note shall bear interest from such March 15 or September 15; provided, that if the Issuer shall default in the payment of interest due on such March 15 or September 15, then this Note shall bear interest from the next preceding March 15 or September 15, to which interest has been paid or, if no interest has been paid on this Note, from February 5, 2018.  The interest so payable on any March 15 or September 15, will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the March 1 or September 1, as the case may be, next preceding such March 15 or September 15.

Reference is made to the further provisions of this Note set forth on the reverse hereof.  Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, Crane Co. has caused this instrument to be signed in the original or by facsimile by its duly authorized officers and has caused an original or a facsimile of its corporate seal to be affixed hereunto or imprinted hereon.

Dated: February 5, 2018

CRANE CO.

Name:
Title:

Name:
Title:

This is one of the Securities of the series designated herein and referred to in the within mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as
Trustee

By

Authorized Signatory

Crane Co.

4.200% Senior Note due 2048

This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Issuer (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture dated as of February 5, 2018 (herein called the “Indenture”), duly executed and delivered by the Issuer to the U.S. Bank National Association, Trustee (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the holders of the Securities.  The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as in the Indenture provided.  This Note is one of a series of Securities designated as the 4.200% Senior Notes due 2048 of the Issuer, initially limited in aggregate principal amount to $350,000,000 (the “Notes”).  The Issuer may, without notice to or the consent of the Holders of the Outstanding Notes, issue additional Securities of the same tenor as the Notes so that such additional Securities and the Outstanding Notes shall form a single series of Securities under the Indenture.

In case an Event of Default with respect to the 4.200% Senior Notes due 2048, as defined in the Indenture, shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding (as defined in the Indenture) of all series to be affected (voting as one class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of each such series; provided, that no such supplemental indenture shall (i) extend the final maturity of any Security, or reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or make the principal thereof (including any amount in respect of original issue discount), or interest thereon payable in any coin or currency other than that provided in the Securities or in accordance with the terms thereof, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof pursuant to Section 4.1 of the Indenture or the amount thereof provable in bankruptcy pursuant to Section 4.2 of the Indenture or impair or affect the right of any Securityholder to institute suit for the payment thereof or any right of repayment at the option of the Securityholder, in each case without the consent of the holder of each Security so affected, or (ii) reduce the percentage in principal amount of Securities of any series, the consent of the holders of which is required for any such supplemental indenture or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults under the Indenture and their consequences, provided for in the Indenture, without the consent of the holders of each Security so affected.

It is also provided in the Indenture that, with respect to certain defaults or Events of Default regarding the Securities of any series, prior to a declaration of the acceleration of the maturity of such Securities, the holders of a majority in aggregate principal amount of the Securities of such series at the time Outstanding (each such series voting as a separate class) may on behalf of the holders of all the Securities of such series waive any such past default or Event of Default and its consequences.  The preceding sentence shall not, however, apply to a default in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each Security affected as provided in Section 7.2 of the Indenture. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders and owners of this Note and any Notes which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

The Notes are redeemable, in whole or in part, at the option of the Issuer at any time prior to September 15, 2047 (the “Par Call Date”) at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed, or

•
the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such Notes matured on their Par Call Date (excluding interest accrued as of the applicable date of redemption) discounted to the applicable date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points, plus, in each case, accrued and unpaid interest on the Notes being redeemed to but excluding the applicable date of redemption.  The provisions of Article Eleven of the Indenture shall apply to any redemption of the Notes.

At any time on or after the Par Call Date, the Notes will be redeemable, in whole or in part, at the option of the Issuer at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the Notes being redeemed to, but excluding, the applicable date of redemption.

“Treasury Rate” means, with respect to any date of redemption, the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the period from such date of redemption to the Par Call Date (calculated to the nearest one-twelfth of a year); provided, however, that if the period from such date of redemption to the Par Call Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

A notice of redemption may, in the Issuer’s sole discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, a financing, or other corporate transaction. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s sole discretion, such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date.

If a Change of Control Triggering Event (as defined below) occurs, holders will have the right to require the Issuer to repurchase all or any part of the holders’ Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Issuer will offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but not including, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Issuer’s option, prior to any Change of Control (as defined below), but after the public announcement of the Change of Control, the Issuer will mail a notice to holders describing the transaction or transactions that constitute or would constitute a Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, unless the Change of Control Offer is conditional on the occurrence of the related Change of Control (the “Change of Control Payment Date”), pursuant to the procedures described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Issuer’s obligations to repurchase the Notes upon a Change of Control Triggering Event, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations by virtue of such conflict.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in the principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party (1) makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and (2) purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or if the Issuer has previously or concurrently mailed a redemption notice with respect to all of the outstanding Notes in accordance with this Note. A Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for a Change of Control at the time of the making of a Change of Control Offer.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right, upon not less than 15 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the applicable Change of Control Payment in respect of the Second Change of Control Payment Date.

For purposes of this provision, the following terms will have the meanings set forth below:

“Below Investment Grade Rating Event” means that the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of such arrangement (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies; provided that no such extension shall occur if on such 60th day the Notes have an Investment Grade Rating by at least one of such Rating Agencies and is not subject to review for possible downgrade by such Rating Agency); provided further that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction from an Investment Grade Rating to a below Investment Grade Rating was the result, in whole or substantially in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)          the direct or indirect sale, lease or exchange (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and the Issuer’s subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than the Issuer or one of the Issuer’s subsidiaries;

(2)          the adoption of a plan relating to the liquidation or dissolution of the Issuer (other than in a transaction that complies with the covenant described under Article 8 of the Indenture); or

(3)          the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the beneficial owner, directly or indirectly, of more than 50% of the Issuer’s Voting Stock, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction described in clause (3) above will not be deemed to involve a “Change of Control” if (1) the Issuer becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of the Issuer’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding Voting Stock, measured by voting power, of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Services (“Moody’s”) and BBB- (or the equivalent) by Standard & Poor’s Ratings Services (“S&P”).

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended, selected by the Issuer (as certified by a resolution of the Issuer’s board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Voting Stock” of any specified person as of any date means the Common Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Notes will not be entitled to the benefit of any sinking fund.

The Notes are issuable in registered form without coupons at the office or agency of the Issuer set forth in the Indenture, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations.

Upon due presentation for registration of transfer of this Note at the office or agency of the Issuer set forth in the Indenture, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Issuer, the Trustee and any agent of the Issuer or the Trustee may deem and treat the registered holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and premium, if any, and subject to the provisions on the face hereof, interest hereon, and for all other purposes, and neither the Issuer nor the Trustee nor any agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any indenture supplemental thereto or in any Note, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such, or against any past, present or future stockholder, officer or director, as such, of the Issuer or of any successor, either directly or through the Issuer or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

Terms used herein which are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto:

(Please print or type name, address, including zip code, and social security or other tax identifying number of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing such person attorney to transfer such Note on the books of the Issuer, with full power of substitution in the premises.

Signature:

Dated:

NOTICE:  The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.